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                            SCHEDULE 14C INFORMATION
                                 (RULE 14C-101)
                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION
        INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. _____)

Check the appropriate box:


[ ]  Preliminary Information Statement


[ ]  Confidential, for Use of the Commission Only (as permitted by rule
     14c-5(d)(2)


[X]  Definitive Information Statement


                                 LINK.COM, INC.
                  (Name of Registrant as Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No Fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     1)   Title of each class of securities to which transaction applies:


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     2)   Aggregate number of securities to which transaction applies:


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     3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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     4)   Proposed maximum aggregate value of transaction:


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     5)   Total fee paid:


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[ ]  Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:


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     2)   Form, Schedule or Registration Statement No.:


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     3)   Filing Party:


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     4)   Date Filed:


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                                 LINK.COM, INC.


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                              201 EAST MAIN STREET
                               BRADY, TEXAS 78625

                              INFORMATION STATEMENT

                       WE ARE NOT ASKING YOU FOR A PROXY,
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                     GENERAL

     This Information Statement is being furnished to the stockholders of Link.com, Inc., a Nevada corporation (the "Company"), in connection with the proposed adoption of a Certificate of Amendment to the Company's Articles of Incorporation (the "Amendment") by the written consent of the holders of a majority in interest of the Company's voting capital stock ("Voting Capital Stock") consisting of the Company's outstanding Common Stock ("Common Stock"). The Company's Board of Directors on May 26, 2000, approved and recommended by unanimous written consent that (i) the Articles of Incorporation be amended in order to change the name of the Company from "Link.com, Inc." to "eClickMD, Inc."; (ii) to increase the Company's authorized Capital Stock to 65,000,000 shares; and (iii) to establish a "blank check" preferred stock consisting of 15,000,000 preferred shares.

     The proposed amendments to the Articles of Incorporation will become effective upon the filing of the Amendment with the Secretary of State of the State of Nevada. Under federal securities laws, the Company cannot file the Amendment until at least 20 days after the mailing of this Information Statement. The Company anticipates that the filing of the Amendment will occur on or about July 10, 2000 (the "Effective Date").

     If the proposed Amendment was not adopted by written consent, it would have been required to be considered by the Company's stockholders at a special stockholders' meeting convened for the specific purpose of approving the Amendment. The elimination of the need for a special meeting of stockholders to approve the Amendment is made possible by Section 78.320 of the Nevada General Corporation Law (the "Nevada Law"), which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a special meeting. Pursuant to Section
78.390 of the Nevada Law, a majority of the outstanding shares of voting capital stock entitled to vote thereon is required in order to amend the Company's Articles of Incorporation. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the Amendment as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize the written consent of the holders of a majority in interest of the Voting Capital Stock of the Company. As discussed hereafter, the Board of Directors has recommended the Amendment in order to reflect the change in the focus of operations conducted by the Company and to restructure the capitalization of the Company now that the Company has begun the active conduct of operations.


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


     Certain members of management and certain other stockholders described hereafter own in the aggregate approximately 7,989,061 shares of Common Stock of the Company, representing approximately 72% (as of April 28, 2000) of the outstanding Voting Capital Stock of the Company entitled to vote on the Amendment. These stockholders have executed a written consent, dated May 26, 2000 approving the Amendment. The record date established by the Company for purposes of determining the number of outstanding shares of Voting Capital Stock of the Company is April 28, 2000 (the "Record Date"). In accordance with federal securities laws, the Company will prepare and file a Certificate of Amendment to its Articles of Incorporation with the State of Nevada changing the name of the Company from Link.com, Inc. to eClickMD, Inc. and restructuring its capitalization twenty (20) days after the mailing of this Information Statement.


     This Information Statement will first be mailed to the stockholders of the Company on or about June 19, 2000. Inasmuch as the Company will have provided to its stockholders of record this Information Statement, the Company will notify its stockholders at the time of distribution of its next Annual Report on Form 10-KSB or its Quarterly Report on Form 10-QSB of the effective date of the Amendment. No additional action will be undertaken pursuant to such written consents, and no dissenters' rights under the Nevada Law are afforded to the Company's stockholders as a result of the adoption of the Amendment.


                                EXECUTIVE OFFICES

     The Company's principal executive offices are located at 201 East Main Street, Brady, Texas 78625. Its telephone number is (915) 792-8400.

                     OUTSTANDING VOTING STOCK OF THE COMPANY

     As of the Record Date, there were 11,111,111 shares of Common Stock outstanding. No other shares of capital stock are outstanding. The Common Stock is the sole class of voting securities of the Company. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to stockholders.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 28, 2000 by (i) each of our directors, (ii) each of our executive officers, (iii) each person who is known by us to own beneficially more than 5% of the Common Stock and (iv) all directors and officers as a group. All share numbers reflect the Company's 1-for-4.5 reverse stock split, effective as of April 3, 2000.


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
                     Name(1)                            Number of Shares         Percentage
                     -------                            ----------------         ----------
Marion Robert Rice                                          3,532,225              31.79%
Andy Wade McBee                                             2,389,446               21.5%
Donald Deshotels                                            1,199,917               10.8%
Sandra Denise Deshotels                                     1,199,917               10.8%
Sheila Kay Hemphill                                         1,558,334              14.03%
Phil White                                                    509,056               4.58%
All directors and officers as a group (3 persons)(2)        8,321,505               74.9%


(1) The address for each of the listed individuals is 201 East Main Street, Brady, Texas 78625, except for Mr. and Mrs. Deshotels whose address is 8200 Cameron Road, Suite 170, Austin, Texas 78729.

(2) Includes 1,199,917 shares held by Sandra D. Deshotels, the wife of Mr. Deshotels.

                               CHANGE OF CONTROL.

     On September 20, 1999, the Company entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") with a privately-held entity then known as Link.com, Inc., a Nevada corporation ("Link.com"), and the stockholders of such entity. Link.com is now known as "Link.com Opps, Inc." The Reorganization Agreement provided for the issuance of 46,750,040 shares of Common Stock of the Company (on a pre-reverse stock split basis) in exchange for all of the outstanding shares of Link.com. In addition, as a condition of the closing of the Reorganization Agreement, Marion Robert Rice, president of the Company, was nominated by the board of directors of the Company to become a director of the Company.

     The closing of the Reorganization Agreement was held on September 23, 1999. Stockholder consent or authorization was not solicited or obtained in connection with the transaction. At the closing, the Company issued and delivered the shares of Common Stock of the Company to the stockholders of Link.com, and management of Link.com delivered a stock certificate to the Company representing all of the issued and outstanding shares of Link.com. In addition, Howard M. Oveson resigned as an officer and director for the Company, and Mr. Rice was appointed as a director and the president and CEO of the Company. Also, the principal executive office was changed to 201 East Main, Brady, Texas 78625.

     As a result of the closing of the Reorganization Agreement, the Company issued the shares of Common Stock to the stockholders of Link.com in the percentages and in the numbers set forth in the table above (calculated on a post-reverse stock split basis). See "Security Ownership of Certain Beneficial Owners and Management" above.

                     AMENDMENTS TO ARTICLES OF INCORPORATION

                                   GENERALLY.

     The Board of Directors of the Company proposes (i) to amend Article I of the Company's Articles of Incorporation to change the name of the Company to "eClickMD, Inc." and (ii) to


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amend Article IV of the Company's Articles of Incorporation to (a) increase the number of authorized shares of capital stock to 65,000,000 shares of Common Stock and (b) designate a "blank check" class of preferred stock authorizing up to 15,000,000 shares of preferred stock.

                      REASONS FOR THE PROPOSED NAME CHANGE.

     The Board of Directors proposes to amend the Company's Articles of Incorporation to change its name from "Link.com, Inc." to "eClickMD, Inc." The Company's management believes that the new name for the Company better describes its focus on the healthcare industry and the Company's software solutions. As previously disclosed by the Company in its Form 10-KSB, the Company's business is connecting physicians, home health agencies and nursing homes via electronic medical records ("EMR") products and services. The Company has developed a systems solution that transforms the EMR into an interactive document. This paperless communication between the provider and physician is achieved through electronic order and signature software, which can be layered onto Internet communications, enterprise systems, databases, and other technology. The Company's management believes that the name "eClickMD, Inc." will help in marketing and name recognition as it develops its business.

         REASONS FOR THE PROPOSED INCREASE IN AUTHORIZED CAPITAL STOCK.

     The Company is currently authorized to issue 50,000,000 shares of Common Stock, $.001 par value per share, of which 11,111,111 shares were issued and outstanding at the close of business on the Record Date. The Company has a present agreement to issue an additional 145,000 shares of Common Stock in connection with the consummation of a transaction whereby the Company is acquiring certain assets. In addition, the Company will require additional capital to complete its business plan. In order to complete the plan, the Company may require the issuance of additional shares of its Common Stock. The Board of Directors believes that increasing the authorized capital stock to 65,000,000 shares would make available those shares for capital raising and acquisitions as well as incentive options. Such stock issuances could be for cash, securities or other property, allowing the Company to take advantage of favorable market conditions, attract or retain personnel or business opportunities including acquisitions.

     There can be no assurances, nor can the Board of Directors of the Company predict, what effect, if any, the proposed increase in authorized capital stock will have on the market price of the Company's Common Stock. This amendment is being sought solely to enhance the Company's corporate finance flexibility.

    REASONS FOR THE PROPOSED ESTABLISHMENT OF "BLANK CHECK" PREFERRED STOCK.

     The Board of Directors proposes to amend the Company's Articles of Incorporation to establish what is commonly referred to as "Blank Check" preferred stock, with a limitation of 15,000,000 authorized shares. Currently, there are no authorized or issued shares of preferred stock. The Company has no present agreement to issue any shares of preferred stock. The proposed amendment will state that series or classes of the preferred stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations


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or restrictions as shall be stated and expressed in the resolution or resolutions providing for the creation of such shares. The Amendment will grant the Board of Directors the power to authorize the issuance of one or more series of preferred stock, and to fix by resolution or resolutions providing for the issue of each such series the voting powers, designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such series, and the number of shares in each series, to the full extent now or hereafter permitted by law. The Board of Directors will be able to specify the precise characteristics of each series of the preferred stock to be issued, depending on the current market conditions and the nature of specific transactions.

     This Amendment is being sought because the Board of Directors believes it is advisable and in the best interest of the Company to have available preferred stock to provide the Company with greater flexibility in financing the continued operations of the Company and undertaking acquisitions. The Company's original Articles of Incorporation did not have a "Blank Check" preferred stock provision. The Board of Directors believes that authorizing the Company to issue "Blank Check" preferred stock will provide the Company with a capital structure better suited to meet the Company's short and long-term capital needs. Having the authority to create an equity instrument with provisions to be determined at the time of issuance provides for the greatest possible flexibility in financing the future operations of the Company. For example, "Blank Check" preferred stock permits the Company to negotiate the precise terms of an equity investment by simply creating a new series of preferred stock without incurring the cost and delay of obtaining stockholder approval. This allows the Company to more effectively negotiate with and satisfy the precise financial criteria of any investor in a timely manner.

     At this time, in order to raise capital, the Company must issue additional shares of Common Stock or accept loans. Accordingly, any investor seeking rights or preferences different than those of the Company's Common Stock has no other choice other than to purchase a debt instrument. Although the Board of Directors believes that having the ability to offer preferred stock as an alternative to Common Stock or a loan will greatly enhance the flexibility of the Company, there can be no assurance that the Company will be able to raise such financing on terms acceptable to the Company, if at all. Management of the Company is not aware of any prospective efforts of any persons to accumulate preferred stock or to obtain control of the Company.

     The Company anticipates that it will need additional authorized shares, including "Blank Check" Preferred Stock, in order to effect its new business strategy. In particular, the Board of Directors may determine to issue shares of the Company's stock (i) to raise additional capital, through public or private offerings, as needed to implement the Company's business plan, (ii) to compensate directors, officers, employees, and consultants, (iii) to effect stock splits or stock dividends, and/or (iv) as consideration for the Company's acquisition of interests in other Internet businesses consistent with its new business strategy. The increase in the authorized number of shares of capital stock will provide the Company greater flexibility and enable it to take advantage of favorable opportunities in which the issuance of Common Stock might be appropriate without the expense and delay of a special stockholders meeting.

     The increase in the authorized capital stock may facilitate certain anti-takeover devices that may be advantageous to management if management attempts to prevent or delay a change


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of control. Employing such devices may adversely impact stockholders who desire a change in management or who desire to participate in a tender offer or other sale transaction involving the Company. By use of anti-takeover devices, the Board may thwart a merger or tender offer even though stockholders might be offered a substantial premium over the then current market price of the Common Stock. At the present time, the Company is not aware of any contemplated mergers, tender offers or other plans by a third party to attempt to effect a change in control of the Company. While the Amendment may have anti-takeover ramifications, the Board of Directors believes that financial flexibility offered by the Amendment outweighs any disadvantages.

                             NO DISSENTER'S RIGHTS.

     Under Nevada law, stockholders are not entitled to dissenter's rights of appraisal with respect to the Company's proposed amendments to the Company's Articles of Incorporation to effect the name change and to restructure the capitalization of the Company.

     The complete text of the proposed amendment to Articles of Incorporation is set forth as Exhibit A to this Information Statement.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              /s/ M. Robert Rice
                                              ----------------------------------
                                              M. Robert Rice, Chief Executive
                                                 Officer and Chairman of the
                                                 Board


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


                                   EXHIBIT "A"

                            CERTIFICATE OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                                 LINK.COM, INC.
                              A NEVADA CORPORATION

It is hereby certified that:


1.   The name of the corporation (the "CORPORATION") is Link.com, Inc.

2. The Articles of Incorporation of the Corporation are hereby amended as follows:

     A.   Article I is amended to read in its entirety as follows:

                                   "Article I
                                      Name

          The name of the corporation is eClickMD, Inc."

     B.   Article IV is amended to read in its entirety as follows:

                                   "Article IV
                                 Capitalization

          The total number of shares of stock which the Corporation shall have authority to issue is Sixty-five Million (65,000,000) shares of capital stock, classified as (i) Fifteen Million (15,000,000) shares of preferred stock, par value $0.001 per share ("PREFERRED STOCK"), and (ii) Fifty Million (50,000,000) shares of common stock, par value $0.001 per share ("COMMON STOCK"). The shareholders shall have no preemptive rights to acquire any shares of this corporation. There shall be no cumulative voting by shareholders.

          The designations and the powers, preferences, rights, qualifications, limitations, and restrictions of the Preferred Stock and Common Stock are as follows:

          1.   Provisions Relating to the Preferred Stock.

               (a) The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences, and rights, and qualifications, limitations, and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the board of directors of the Corporation as hereafter prescribed.


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               (b)  Authority is hereby expressly granted to and vested in the board of directors of the Corporation to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and with respect to each class or series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

                    (i) whether or not the class or series is to have voting rights, full, special, or limited, or is to be without voting rights, and whether or not such class or series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock;

                    (ii) number of shares to constitute the class or series and the designations thereof;

                    (iii) the preferences, and relative, participating, optional, or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

                    (iv) whether or not the shares of any class or series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities, or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

                    (v) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

                    (vi) the dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

                    (vii) the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

                    (viii) whether or not the shares of any class or series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities, or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

                    (ix) such other special rights and protective provisions with respect to any class or series as may to the board of directors of the Corporation seem advisable.

               (c) The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The board of directors of the Corporation may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The board of directors of the Corporation may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series authorized and unissued shares of the Preferred Stock designated for such existing class or series, and the shares so subtracted shall become authorized, unissued, and undesignated shares of the Preferred Stock.

          2.   Provisions Relating to the Common Stock.

               (a) Each share of Common Stock of the Corporation shall have identical rights and privileges in every respect. The holders of shares of Common Stock shall be entitled to vote upon all matters submitted to a vote of the stockholders of the Corporation and shall be entitled to one vote for each share of Common Stock held.

               (b) Subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive such dividends (payable in cash, stock, or otherwise) as may be declared thereon by the board of directors at any time and from time to time out of any funds of the Corporation legally available therefor.

               (c) In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them. A liquidation, dissolution, or winding-up of the Corporation, as such terms are used in this Paragraph (c), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange, or conveyance of all or a part of the assets of the Corporation.

          3.   General.

               (a) Subject to the foregoing provisions of these Articles of Incorporation, the Corporation may issue shares of its Preferred Stock and Common Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the board of directors of the Corporation, which is expressly authorized to fix the same in its absolute and uncontrolled discretion subject to the foregoing conditions. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

               (b) The Corporation shall have authority to create and issue rights and options entitling their holders to purchase shares of the Corporation's capital stock of any class or series or other securities of the Corporation, and such rights and options shall be evidenced by instrument(s) approved by the board of directors of the Corporation. The board of directors of the Corporation shall be empowered to set the exercise price, duration, times for exercise, and other terms of such options or rights; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof."

3. The number of shares of the Corporation outstanding at the time such amendments were presented to the shareholders for a vote was 11,111,111, all of which shares were entitled to vote on the adoption of such amendments. There were no shares of any class or series entitled to vote on the amendment as a class. Shareholders owning 7,989,061 shares, or approximately 72% of the 11,111,111 issued and outstanding shares, consented in writing to each of the foregoing amendments.


     EXECUTED this 29 day of June, 2000


                                            /s/ M. ROBERT RICE
                                            ------------------------------------
                                            M. Robert Rice, Chief Executive
                                              Officer and Chairman of the Board


                                            /s/ ANDY WADE MCBEE
                                            ------------------------------------
                                            Andy Wade McBee, Assistant Secretary